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Exhibit 10.6

Ref. 66080/46		REGISTERED LETTER
Gentium S.p.A., Piazza XX Settembre, 2 22079 Villa Guardia—Frazione Civello (Como)
	Cc:	CRINOS S.P.A. Piazza XX Settembre, 2 22079 Villa Guardia—Frazione Civello (Como)

INCENTIVES FOR RESEARCH AND DEVELOPMENT

Re:
Ref. no. 66080—contract stipulated on 27.9.2000
                          acknowledgement of sale of company branch and updating of proprietorship

        We hereby inform you that SANPAOLO IMI S.p.A. has acknowledged the conferment of the company branch and the subsequent sale of the research project of CRINOS S.p.A. to Gentium S.p.A.; therefore, the contracts in course relative to the above operation continue under Gentium.

        In this regard, please send us a copy of the request of registration in the National Register of Research according to the attached form, as well as a copy of the notary's extract of the deed of conferment of the powers of signature for the operability of the contract in question (failing this, the attached form may be used).

Yours faithfully,

/s/ Sanpaolo IMI SANPAOLO IMI S.p.A.

Enclosure

No. 15367 Notary Register
Number 4863 File

FINANCING CONTRACT
IN THE FORM OF SUBSIDIZED CREDIT AND CONTRIBUTION TO EXPENDITURE
FROM THE SPECIAL FUND FOR APPLIED RESEARCH
REPUBLIC OF ITALY

        In the year two thousand, on the twenty-seventh day of September 27th

September 2000

in Rome, at the secondary office of "SANPAOLO IMI S.P.A."—Viale dell'Arte 25—EUR;

the following appeared

before myself, Dr. Marco GIULIANI, Notary in Rome, member of the Notaries' Association of Rome:

  •
  Mr. Vincenzo Antonio LINARDI born in Pietrapertosa (Potenza) on 10th January 1945 and resident for his position in Rome, Viale dell'Arte 25, in his capacity as 1st level official, representing "SANPAOLO IMI S.p.A.", a Bank registered in the Register of Banks under no. 5084.9.0 and holding company of the "SANPAOLO IMI" Group, registered in the Register of Banking Groups under no. 1025.6, member of the Inter-bank Fund for the protection of deposits, having its registered office in Turin, Piazza San Carlo 156 and secondary office, with permanent representation, in Rome, Viale dell'Arte 25, share capital Euro 3,929,629,754.4 fully paid up, registered in the Corporate Register of Turin under no. 4382/91 (Law Courts of Turin), tax number 06210280019, according to the power of attorney for the signature of deeds and contracts dated 12th May 1999 drawn up by the Notary Daniele BAZZONI of Turin, Notary Register no. 74416 a legalised extract of which is attached under letter "A" to my previous deed dated 31st May 1999 no. 15001 Notary's Register, issued by the Managing Director and legal representative of the aforementioned company Dr. Rainer Stefano MASERO born in Como on 6th May 1944, executive, resident for his position in Turin, as above, empowered as below by the current Articles of Association as well as by the resolution of the Board of Directors of the company dated 26th January 1999, registered at the Corporate Registry Office of Turin on 12th March 1999;

  •
  Dr. Laura FERRO, born in Milan on 3rd August 1951, executive, resident in Milan, Piazzetta Brera, who is present at this deed in representation of "CRINOS Industria Farmacobiologica S.p.A.", having its registered office in Villa Guardia (Como), località Civello, Piazza XX Settembre 2, registered under no. 12806 Law Courts of Como in the Corporate Register of Como, share capital Italian Lire 12,000,000,000= tax number and VAT no. 01192270138, registered in the National Register of Research under CO120YMO, in her capacity as Deputy Chairperson of the Board of Directors and Managing Director and in virtue of the powers conferred on her with the resolution of the Board of Directors dated 3rd March 2000, a legalised extract of which is herewith attached under the letter "A".

        The parties appearing before me, of whose personal identities I, Notary, am certain, hereby waive, in agreement between themselves and with my consent, the presence of witnesses.

WHEREAS

        a)    "CRINOS Industria Farmacobiologica S.p.A." having its registered office in Villa Guardia (Como), località Civello (which in this deed will also be called "funded company") has requested a loan from the Special Fund for Applied Research, established with Law no. 1089/1968 (hereinafter also named "Fund") from the Ministry for Universities and Scientific and Technological Research, in compliance with articles 2 and 6 of Law 46/1982, for the development of a research project, having as its object: "The development of defibrotide in the prevention and treatment of conditions of hepatic toxicity associated with bone marrow transplants and oncological chemotherapy" (ref. no. 66080) to be implemented according to the conditions, calendar, phases of progress and items of cost as all specifically agreed in detail by the parties;

        b)    on 30th December 1999, the Ministry for Universities, Scientific and Technological Research, issued the decree—published in the Official Journal no. 58 of 10th March 2000 General series—a copy of which is herewith attached to this deed under the letter "B";

        c)     the aforementioned decree establishes that the duration of the project, established in 4 years, may be increased by 12 months (to compensate any time shifts in the performance of the activities) and indicates the date of 1st August 1999 as the starting date of admissibility of costs; in compliance with the above and according to the agreements between the parties, the starting and ending date of the project are fixed respectively on 1st August 1999 and 31st July 2004;

        d)    in relation to the place where the research is to be carried out, Non-Eligible Zones and Eligible Zones are distinguished, the latter being understood as the Italian territories as per art. 92, paragraph 3, letters a) and c) of the EC treaty, as shown by the list in force on the date of presentation of the request for funding;

        e)    the loans from the "Fund", relative to the activities that may be performed in the Eligible Zones concerned by objective 1—territories as per art. 92, paragraph 3, letter a) as well as Abruzzo and Molise—benefit from a contribution from the European Union from the European Regional Development Fund (ERDF) as part of the Operative Programme "Research and technological development 1994-1999" and in particular from Sub-programme II, measure 2: "Industrial research";

        f)     art. 6, section six of Law-Decree no. 32 of 8th February 1995, which became Law no. 104 of 7th April 1995, lays down that the credits deriving from funding distributed in compliance with art. 2, section two, of Law no. 46 of 17th February 1982 and subsequent amendments and additions, are assisted by a general lien (see article 10);

        f-bis) in compliance with art. 12 of Ministerial Decree of 8th August 1997, it is the faculty of the company to request an advance, on condition that this is guaranteed by a bank guarantee or insurance policy, for an amount equal to 20% (twenty percent) of the part of the funding granted in the form of "contribution to expenditure" (see article 4-bis):

        g)     the decree as per point b) establishes the appropriations on which the expenditure deriving from the actions as per the decree is made;

        h)    the fixed rate of interest to be applied to the fundings from the Special Fund for Applied Research is determined with a Decree of the Ministry of the Treasure and comes into force from the date of publication in the Official Journal;

        i)     "SANPAOLO IMI S.p.A." is present in this contract on behalf of and in the interest of the State exclusively as the agreed Bank for the management of research funding approved by the Ministry for Universities and Scientific and Technological Research and hereinafter will also be defined "Bank";

        j)     the relations between the contracting parties are disciplined by the rules in force on the Applied Research fund and, in particular, by the decree of the Minister for Universities and Scientific and Technological Research of 8th August 1997 (published in Supplement no. 232 to the Official Journal no. 270 of 19th November 1997), of which the parties declare having good knowledge and to which reference should be made.

ALL THE ABOVE HAVING BEEN STATED

        the following is agreed:

ART. 1

        The parties approve the preambles as above and agree that the funding is also regulated by the agreements and conditions of the "Legal specifications" of which the parties declare having knowledge and the single clauses of which they approve.

        These Specifications, signed by the parties and by myself, Notary, are attached to the contract under the letter "C".

ART. 2

        The "Bank" grants to "CRINOS Industria Farmacobiologica S.p.A:" having its registered office in Villa Guardia (Como) which accepts, a loan, as opening of credit, from the Special Fund for Applied Research, with the maximum capital amount of Italian Lire 1,264,500,000.= (one billion, two hundred and sixty-four million, five hundred thousand) in the form of "subsidized credit" and Italian Lire 983,500,000 (nine hundred and eighty-three million, five hundred thousand) in the form of "contribution to expenditure".

        The disbursement of the credits will take place in compliance with the provisions of art. 4 below.

ART. 3

        The "Funded company" undertakes:

          a)    to complete a first progress report of the project, which must concern the activities performed from the start of the research to the date of overcoming the event of major criticality from the technological and/or industrial point of view in the course of the project foreseen for 1st February 2000 (to take into account any unforeseen events and difficulties that may arise in the performance of the project postponements of up to six months of this date are admitted), all as per the agreements as per letter a) of the preambles;

          b)    to provide—by the deadline of 31st July 2004 (inclusive of an increase of 12 (twelve) months from the estimated duration of the research to make up for any postponements in time in the performance of the activities)—for the completion of the project as per letter a) of the preambles.

          It is agreed that failure to respect the deadlines as per the above points a) and b) will be reported by the "Bank" to the Ministry for Universities, Scientific and Technological Research for the competent decisions.

        The "funded company" must also:

          c)     provide the "Bank" within 60 (sixty) days from today and with documentation to be produced in the form requested by the "Bank", evidence that the "funded company" is regularly a party to the contract and is in the full and free enjoyment of its rights up to a date subsequent to today;

          d)    provide any further technical, legal and administrative documentation that may be requested by the "Bank";

          e)    produce to the "Bank"—within 60 (sixty) days of the date of overcoming the critical event (and in any case within 60 (sixty) days of the last deadline allowed for overcoming this event, including in the case that the aforementioned activities have not been completed) or within 60 (sixty) days from today, a first technical report on progress and the relative statement of costs, all to be drawn up according to the layout and according to the conditions forming the object of the agreements as per letter a) of the preambles;

          f)     produce to the "Bank", for the subsequent half-year periods after the expiry of the period of activity as per the first progress report—within 60 (sixty) days of the end of each half-year period—technical reports on the activities performed and the corresponding statements of costs, all to be drawn up according to the lay-out and according to the conditions forming the object of the agreements as per letter a) of the preambles;

          g)     prove—within 60 (sixty) days from the estimated date for the conclusion of the project—the completion of the project, providing the "Bank" with a technical report on the last period and on the entire programme carried out as well as the statement of costs on the last period, all to be drawn up according to the lay-out and according to the conditions forming the object of the agreements as per letter a) of the preambles:

          h)    allow—including on behalf of subjects that have relations of joint interest with the "funded company", for example shareholders, consortium partners, subjects belonging to the same industrial group, companies in which it holds a shareholding—to check the correct use of the national and Community resources, both through the checks and inspections as per art. III of the Specifications and by keeping specific separate accounts of the expenses borne for the project—in compliance with the agreements as per letter a) of the preambles—and in particular the costs borne in the Eligible Zones as per letter e) of the same preambles;

          i)     keep—until the redemption of the loan—all the aforementioned documentation at disposal;

          j)     to promptly inform the "Bank" of any variation of the powers mentioned for the appearance of the parties, including for the purposes of the signature of the compulsory declarations as per art. 4;

          k)    to immediately notify the "Bank" of any substantial variation in its managerial structure (including, for example, modifications in the composition of the Board of Directors, replacement of the Sole Director) and to promptly produce the documentation necessary for the request of updated anti-Mafia confirmation, in compliance with the rules and regulations on the matter currently in force;

          l)     to immediately notify the "Bank" of the adoption of any decision of the Shareholders' Meeting entailing modifications to the company structure (for example, merger, incorporation, division, voluntary winding-up).

ART. 4

        The payment of the credits granted with this deed will only begin after the fulfilment of the obligations laid down in art. 3 above, letters c), d) and e), and will take place gradually in relation to the state of completion of the research project and the demonstration of the amount of the relative admissible costs as shown by the documentation as per the aforesaid art. 3) letter f), according to the percentages of intervention shown in the decree of the Ministry for Universities and Scientific and Technological Research as per letter b) of the preambles.

        In particular, the first payment will be made at the end of the verification of the results of the first progress report which will be performed by an expert of the sector—indicated by the Ministry for Universities and Scientific and Technological Research—and by the "Bank"; in the event that the expert of the "Bank" finds elements that contradict the data and the objectives of the project, they will report this to the Ministry for Universities and Scientific and Technological Research, which may decide to revoke the funding with the consequences as per art. 13 or, only in the event of the absence of causes of failure attributable to the "funded company", to interrupt the funding with the consequences as per art. 12.

        The subsequent payments will be made against the positive technical and accounting checks made by the "Bank" and by the expert on the individual progress reports; in the case of a negative result of these inspections, steps will be takes as shown in the above paragraph.

        In addition, the payments are subject to the provisions of the points a), b) and c) here below, save the final payment of the part of the funding in the form of "contribution to expenditure" which is subordinate only to the provisions in points a) and b):

          a)    the continuation of the full legal capacity of the "funded company"; in the event that it should be involved in bankruptcy proceedings, the Ministry for Universities and Scientific and Technological Research will decide with regard to the interruption, revocation or operability of the action;

          b)    the absence of situations of non-payment, including relative to a single due date, of the interest of instalments or of sums due for any reason depending on this contract or also of other contracts stipulated in accordance with Law no. 46/82 and subsequent additions and Law no. 346/88; in the event that the "funded company" is defaulting, the Ministry for Universities and Scientific and Technological Research will decide with regard to the interruption, revocation or operability of the action;

          c)     the continuation, relative to the economic and financial situation of the "funded company", of the respect of the ratio between net financial charges and sales (as shown by the last official financial statement) which must be less than 8%; in the event of failure to meet the above parameter, the payment (with the exception of the payment for the balance of the "contribution to expenditure") must be secured by a bank guarantee (see art. 11).

        It is also expressly agreed that the occurrence of any hypothesis of termination, independently of the declaration of the "Bank" of the intention to make use of the resolutory clause, will give the "Bank" the faculty of immediately suspending the payment of the loan, giving written notice of this to the "funded company".

        However, it remains expressly agreed that if, after the payment of the quotas of funding as above, it is ascertained that the amount of the payments has exceeded the percentage limits shown in the aforementioned decree of the Ministry for Universities and Scientific and Technological Research or the payments have been made, in all or in part, against costs that are not congruous, not pertinent or in any way not admissible for funding, the "Bank" shall be entitled to make an adjustment on any quotas still to be paid; in the absence or in the event of insufficiency of these, the "funded company" must return, in a single payment and within thirty days of the written request from the "Bank", the ascertained excess amount, increased, in both cases, by the half-yearly interest with effect from the date of payment calculated in the order of the official rate of reference as it comes into force.

        It remains expressly established that all the payments are subordinate to the effective cash availability of the relative financial resources assigned. Therefore, nothing shall be due by the Ministry for Universities and Scientific and Technological Research or by the "Bank" for any delays in the payments caused by the lack of financial availability.

        The "funded company" must sign against each payment a specific compulsory declaration on the conditions indicated by the "Bank" and must stipulate, within 15 (fifteen) days of the request of the "Bank", by public deed, the final compulsory declaration in the form established by the "Bank".

        Failure to comply with the obligations laid down in this article will give the "Bank" the faculty of considering this contract cancelled by right.

ART. 4-bis

        It is the faculty of the "funded company" to request an advance of the amount equal to 20% (twenty percent) of the "contribution to expenditure", to be secured with a bank guarantee or insurance policy.

        It remains expressly agreed that, if the "funded company" exercises this faculty, the amounts of the contribution that will gradually be available will be used, up to the total, to redeem the aforementioned advance.

        In the case of interruption of the funding established by the Ministry for Universities and Scientific and Technological Research in compliance with art. 4 or art. 5 of this contract, the amount of the funding due on the basis of the admissible costs will be used to redeem the advance.

        For the part of the funding by way of "subsidized credit", the interest will take effect from the date of completion of the final compulsory declaration; any amount of the advance resulting as excess must be reimbursed, increased by the interest in force in the period included between the date of payment and that of reimbursement, calculated according to the official rate of reference as it is in force during the period considered.

        It also remains expressly agreed that, in the case of revocation of the funding decided by the Ministry for Universities and Scientific and Technological Research or cancellation of the contract, the amount received by way of advance must be reimbursed, increased by the interest in force in the period included between the date of payment and that of reimbursement, calculated at the greater rate between that—fixed by Decree of the Minister of the Treasury—shown in art. 6 and the legal rate in force at the time of revocation or cancellation.

ART. 5

        In the event that the "funded company" deems not to give further execution to the project for the completion of which this financing has been granted, it must immediately notify the "Bank", giving its reasons. The "Bank" will suspend the payments and will notify the situation to the Ministry for Universities and Scientific and Technological Research which may decide to revoke the funding with the consequences as per art. 13 or, only in the case of the absence of causes attributable to the "funded company", the interruption of the funding with the consequences as per art. 12.

        The "funded company" may autonomously make variations to the economic-temporal articulation of the project in reference to the distribution of the sums by year as well as by typology of activity (Industrial Research/Pre-competitive Development) and territorial attribution, on condition that this does not make any changes to the original profile of the research.

        In the other cases, however, the variations must be notified to the "Bank" and to the expert, by registered letter with return receipt, before the modification is made. The "Bank" will send the Ministry for Universities and Scientific and Technological Research a report on the proposed variations. The Ministry for Universities and Scientific and Technological Research will communicate the measure of admission of these variations to the "funded company" and to the "Bank", which will follow up this communication.

        It remains agreed that in the event that the Ministry for Universities and Scientific and Technological Research fails to approve these modifications, the Ministry may decide the revocation of the funding with the consequences as per art. 13.

ART. 6

        In relation to the part of funding in the form of "contribution to the expenditure", the "funded company" in compliance with the measure of Law no. 675 of 12th August 1977, which established this type of financial benefit, is not, in principal, obliged to reimburse the sums granted to it, save the provisions established in art. 13 below for the case of revocation or contractual termination which takes place before the stipulation of the final compulsory declaration.

        In relation to the part of the funding in the form of "subsidized credit", the "financed company" is obliged to return the capital in 14 (fourteen) instalments, on the half-yearly due dates of 1st January and 1st July of each year, beginning from the second half-yearly due date after the date of effective conclusion of the research, and therefore at the latest by 1st January 2012), as well as to pay, on each sum granted and from the date of payment, on the aforementioned due dates, the deferred interest at the rate of 1% (one percent) per half-year.

        The final amount of the individual instalments and the relative payment plan (which may be fractioned into several plans, corresponding to the individual fund payments) will be shown in the final compulsory declaration as per art. 4.

        Failure to pay any sum, however it may be due, on the due dates agreed here above will give the "Bank" the faculty of making use of cancellation by right of the funding contract.

        In particular it remains agreed that the annual nominal rate of default interest, due according to the provisions of art. VI of the "Legal specifications" and calculated for the effective number of days divided by effective days, will be equal to the rate for the marginal lending facility operations fixed by the Central European Bank and published on the Reuters circuit on page ECB01 or in "Il Sole 24 Ore" as it is in force during the defaulting period increased by 3 (three) percent.

        For the sums due with a due date on a public holiday or on a business day which in compliance with Law no. 13 of 24th January 1962 entails the closure of the banks, the default interest will nevertheless be due, in the event of delays of the payments beyond the next first business day, from the agreed due date.

ART. 7

        The parties agree that all the payments due to the "Bank" depending on this contract must be made by the National Interbank Network (Italian Bankers' Association code 01025—Bank sorting code 03253—Account Identifying Code 2).

ART. 8

        The "funded company" declares that it does not benefit from, for the project as per letter a) of the preambles, any other funding from public, national or international funds and undertakes to notify the "Bank" of any future requests and grants of the same for the measures that the competent bodies intend to adopt.

        In the case of untruthful declaration or in the case of failure to make these notifications, the "Bank" shall have the faculty of considering this contract cancelled by right with the consequences as per art. 13.

ART. 9

        With regard to the purposes of the "Fund" and in relation to any relations of collaboration or joint interest however they may be implemented by the "funded company" with foreign firms, it remains expressly agreed:

        —that, until the redemption of this funding operation, the "funded company" undertakes not to transfer the results and knowledge deriving from the funded research project, in any form, in all or in part, to foreign firms or ones that are in any case controlled by foreign groups (even if they are shareholders of the "funded company"), except against payment;

        —that the "funded company" undertakes to implement industrially, with priority in places located in Italy, the results of its research project as per this contract.

        It is therefore expressly established that the "Bank" in the event of non-compliance by the "funded company" in all or in part of the aforementioned obligations, will be entitled, on simple written communication, to consider this deed cancelled by right, with the consequences as per art. 13.

ART. 10

        The credits from the granting of the funding as per this deed are assisted by the general lien over any other capacity of pre-emption by any deriving cause, with the exception of the lien for legal costs and those laid down by art. 2751-bis of the Civil Code, save the previous rights of pre-emption due to third parties.

ART. 11

        It remains expressly agreed that if before each individual payment the inspection as per point c) of art. 4 of this contract were to give a negative result, the payment must be guaranteed by a guarantee granted by a bank approved by the "Bank", both for the part by way of "subsidized credit" and for the part by way of "contribution to expenditure" (or only for the part by way of "subsidized credit" if it is the payment of the balance).

        Failure to present this guarantee within 60 (sixty) days of the request by the "Bank" will entail the suspension of the funding until the conclusion of the research has been checked—holding good all the obligations and fulfilments taken by the "funded company" with this contract relative to any quota of funding that has already been granted—and the payment of the funding will be made, contextually with the stipulation of the final compulsory declaration, in observing the provisions as per art. 4 above, subject to verification of the requisites as per the fourth paragraph of art. 4 and subject to production of a bank guarantee securing the part of funding in the form of "subsidized credit", in the event that the result of the verification as per point c) of art. 4 remains negative.

        As far as the balance payment is concerned, failure to present this guarantee for the funding in the form of "subsidized credit" within 60 (sixty) days from the request of the "Bank" will entail the definitive suspension of this part of the funding with the consequent cancellation of the quotas of the funding still to be granted, holding good all the obligations and fulfilments taken by the "funded company" with this contract relative to the quotas already granted.

        It also remains expressly agreed that the guarantees stood against the individual payments musts remain valid, for the part of the funding in the form of "subsidized credit", until the total reimbursement of the same and, for the part of the funding in the form of "contribution to expenditure", until the completion of the final compulsory declaration, otherwise it will be the faculty of the "Bank" to consider this deed cancelled by right with the consequences as per art. 13.

ART. 12

        In the event of suspension of the funding established by the Ministry for Universities and Scientific and Technological Research in accordance with art. 4 and art. 5 of this contract, the "Bank" on the authorization of the Ministry will grant the funding due—commensurate with the costs that are admissible—not subject to return for the part in the form of "contribution to expenditure"; contextually, the final compulsory declaration as per art. 4 will be stipulated.

        In the event that the "funded company" has used an advance from the "contribution to expenditure", steps as shown in art. 4-bis will be taken.

ART. 13

        The cancellation of the contract or the revocation of the funding will have the effect of putting the obligation on the "funded" to pay the credit of the "Bank"—including, if the cancellation or the revocation take place before the stipulation of the final compulsory declaration, the amounts granted by way of "contribution to expensditure"—with the costs and interest matured up to the day of payment and calculated as specified here below, as well as any default interest that may have matured.

        In the event that the cancellation of the contract or the revocation of the funding take place during the performance of the programme and in any case before the stipulation of the final compulsory declaration, the interest on the sums granted will be calculated at the greater rate between that established with Decree by the Minister of the Treasury in force at the time of the stipulation of this contract shown in art. 6 and the legal rate in force at the time of the cancellation or revocation, with the consequence that, in the hypothesis that the rate to be applied is the legal rate, the "funded company" relative to the amounts received by way of "subsidized credit", will also be obliged to pay the "Bank" the relative difference on any interest already paid.

        In the event that the cancellation takes place after the stipulation of the final compulsory declaration, the interest on the sums granted will be calculated at the aforementioned rate fixed with the Decree of the Minister of the Treasury in force at the time of the stipulation of this contract shown in art. 6.

        In the event of cancellation for the motivation as per letter a) of art. VIII of the attached Specifications, holding good any legal action, the interest will in any case be calculated, from the date of payment, at the greater rate between the legal rate in force at the time of cancellation and the default rate at the rate established in art. 6.

        In any case, failure to pay the sums due as a result of the cancellation will entail, in accordance with art. VI of the attached Specifications, default interest automatically taking effect at the rate established in art. 6.

ART. 14

        The parties elect domicile as follows:

  •
  "SANPAOLO IMI S.P.A." in Rome, c/o the secondary office, Viale dell'Arte 25;

  •
  "CRINOS Industria Farmacobiologica S.p.A." in Villa Guardia (Como), località Civello c/o its registered office, Piazza Settembre 2,

and all, in any absence, c/o the Municipality of the respective cities, in compliance with article 141 Code of Civil Procedure.

ART. 15

        The inherent and consequent costs of the contract, including those of a copy in executive form and four legalised copies for the "Bank" and in general any expenses or costs, including fiscal, that the "Bank" may have to bear, depending on the contract or its execution and extinction, are all at the charge of the "funded company" which undertakes to hold the "Bank" at all times exempt and relieved, it remaining expressly understood between the parties that failure to observe this obligation will give the "Bank" the faculty to make use of the cancellation of the contract by right.

        The contract makes use of the fiscal treatment laid down by Presidential Decree no. 601 of 29th September 1973 and the reduction of the notary fees as per art. 8 of Law no. 1016 of 16th September 1960 and art. 10 of Law no. 649 of 25th July 1961.

        The parties appearing before me dispense me of reading the attachments, stating that they have an exact and full knowledge of them.

        I have read this deed typed by a person in my trust and completed by myself in my hand on twenty-three pages and part of the twenty-fourth of seven sheets, including this statement, to the parties appearing before me who approve it before the signatures.

/s/ Vincenzo Antonio Linardi Vincenzo Antonio Linardi
/s/ Lauro Ferro Lauro Ferro
/s/ Marco Giuliani Marco Giuliani, Notary

Copy of the attachments "A", "B" and "C" signed in accordance with the law hereby follow.

Attachment A
to deed no. 4863 File.

CRINOS Industria Farmacobiologica S.p.a.
Registered office: VILLA GUARDIA (COMO)
Share capital: 12,000,000,000

MINUTES OF THE MEETING OF THE BOARD OF DIRECTORS
OF 3RD MARCH 2000

        On 3rd March 2000, in Villa Guardia (Como), Piazza XX Settembre 2, at 11.30 a.m., following the regular letter of convocation, the Board of Directors of the company met.

        On the explicit request of the Chiarperson Mrs. Olimpia Ceriani, Dr. Laura Ferro, assisted by the Secretary Dr. Enrico Zanzi, takes the chair.

        The Chairperson, having acknowledged the presence of the other Directors:

  •
  Mrs. Olimpia Ceriani

  •
  Dr. Riccardo Parlati

  •
  Dr. Paolo Pierpaoli

  •
  Dr. Enrico Zanzi

as well as of the Statutory Auditors:

  •
  Dr. Mariano Vittorio

  •
  Dr. Augusto Belloni

  •
  Dr. Ramiro Tettamanti

the Director Dr. Antonio Ferro absent with justification, declares the meeting open to discuss the following

Agenda

  •
  Assumption of the funding from the Applied Research Fund

        After opening the meeting, the Chairperson informs the attendees that on 30.12.1999, the Ministry for Universities and Scientific and Technological Research, having seen the favourable opinion of the special Technical Committee, decided to admit the project presented on 22.10.1998 by CRINOS and to grant financing.

        The Board, having heard the communications by the Chairperson, unanimously passes resolution that CRINOS Industria Framacobiologica S.p.A., having its registered office in Villa Guardia (Como), Piazza XX Settembre 2, takes from SANPAOLO IMI S.p.A., a loan (which may be completed in several contracts) from the Applied Research Fund—as opening of credit, of the maximum capital amount of Italian Lire 1,264,5000,000 in the form of subsidized credit and the maximum amount of Italian Lire 983,500,000 in the form of contribution to expenditure for the development of a research project (Ministry for Universities and Scientific and Technological Research no. 7945) having as its object "Development of Defibrotide in the prevention and treatment of the conditions of hepatic toxicity associated with bone marrow transplants and oncological chemotherapy" (ref. no. 6680/IRS/MLP), all with the conditions, terms and durations as per the Decree of the Ministry for Universities and Scientific and Technological Research dated 5/10/1999.

        The Board acknowledges that the loan is guaranteed by the general lien as per art. 6, section six, of Legislative Decree no. 32/95 converted into Law no. 104/95 (published in the Official Journal no. 89 if 15.04.1995).

        The Board also acknowledges that, in accordance with art. 12 of Ministerial Decree no. 954 of8.8.1997, the company has the faculty of requesting an advance to be secured with a bank guarantee or insurance policy, for an amount equal to 20% of the contribution to expenditure.

        Consequently, it passes resolution to authorize the Deputy Chairperson of the Board of Directors, Dr. Lauro Ferro, born in Milan on 03.08.1951 and resident in Milan, Piazzetta Brera, tax number: FRRLRS51M43F205L, to stipulate severally and with full faculties, including by means of special representatives, with SANPAOLO IMI S.p.A., with a private agreement or public deed, in the name and on behalf of CRINOS Industria Framacobiologica S.p.a. the contract or contracts relative to the subsidized credit and contribution to expenditure specified here above, agreeing on all the terms and conditions of the operations and therefore confers on the aforementioned Dr. Ferro all the widest powers and in particular, by way of example and not limitedly, those of:

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  establishing the methods of granting and acquiring the funding, with all the relative conditions including the establishment of the rate of interest, including of default payment, to be paid to SANPAOLO IMI S.p.A.;

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  establishing the conditions and methods of reimbursement of the subsidized credit as well as any total or partial anticipated reimbursement of the funding;

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  settling, reconciling, agreeing and referring to arbitrators, appointing the arbitrators themselves. everything that she represents and deems opportune;

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  establishing the cases in which SANPAOLO IMI S.p.a. will have the faculty of making use of the cancellation by right of the contract or contracts of funding, with all the relative conditions and consequences;

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  putting at the charge of the funded company all the charges however they may derive from the contract or contracts;

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  issue all declarations or certifications that may be requested by SANPAOLO IMI S.p.A., engaging the responsibility of the company in all cases:

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  establishing the domicile including for the purposes of any notifications;

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  collecting the funding and issuing against each payment a special compulsory declaration and lastly, a final compulsory declaration;

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  waiving the exercise in prejudice of SANPAOLO IMI S.p.A., of the rights of replacement that may be due to the company for payments made or expropriations suffered depending on this and/or previous fundings in course with SANPAOLO IMI S.p.A., assumed and/or guaranteed by the company;

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  lastly, to agree, in relation to the funding (both in the wording of the contract and in any letters or additional deeds) any other condition and procedure, that may be deemed useful and opportune by this representative;

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  agreeing on the exclusive competence of the Court of Rome for any disputes.

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  All with full powers and hereby declaring that this is a full and ratified pledge of the acts of the appointed representative.

        There being no other business to discuss, the Chairperson declares the meeting closed at 12.30 p.m., subject to drawing up, reading and approval of these minutes which are signed by the Chairperson and the Secretary.

/s/ Enrico Zanzi Dr. Enrico Zanzi — The Secretary	/s/ Lauro Ferro Dr. Lauro Ferro — The Chairperson

        Notary Register no. 98452

        I the undersigned Dr. Giorgio Miserocchi, Notary in Como, member of the Notaries' Joint Association of Como and Lecco, hereby certify that this photocopy has been taken from the book of the minutes of the meetings of the Board of Directors of CRINOS Industria Farmacobiologica S.P.A., having its registered office in Villa Guardia, Piazza Settembre 2, from pages 35-36-37-38-39. The book regularly stamped, validated and kept in compliance with the law.

        Como, Via Rubini 6, 5th May 2000.

/s/ Giorgio Miserocchi Giorgio Miserocchi, Notary
(Round Notary's seal	)
10-3-2000		OFFICIAL JOURNAL OF THE REPUBLIC OF ITALY General series no. 58
Decree—relative to Scientific Technical Committee of 05/10/99
Company:		Crinos Industra Framacobiologica Spa Villa Guardia—Como (Classified large company)
Project no. 7945
Project title:		Development of defibrotide in the prevention and treatment of the conditions of hepatic toxicity associated with bone marrow transplants and oncological chemotherapy

Duration and starting date of costs:
48 months from 01/08/1999

        Admitted cost - 2,810,000.000 - thus divided previsionally and not binding according to the typologies of activity and geographical areas of allocation.

Activity of Industrial Research - 0-
Activity of Pre-competitive development - 2,810,000,000-

Place of performance	Ineligible	Ea	Ec	Outside EU
Industrial Research Activity	0	0	0	0
Pre-competitive Development activity	1,610,00,000	0	1,200,000,000	0

Facilities approved:
Subsidized credit (SC) up to Italian Lire =1,264,500,000=
Contribution to expenditure (CE) up to Italian Lire =983,500,000=

        These facilities, holding good the maximum amounts shown above, are commensurate with the admissible costs according to the following percentages of intervention inclusive of the further facilities as per art. 4, section 10, letter E, points 4 and 6 of Ministerial Decree no. 954 of 8th August 1997.

Place of performance:	Ineligible		Ea.		Ec
Type of facility	SC	CE	SC	CE	SC	CE
Industrial Research	45	50	45	50	45	50
Pre-competitive Development	45	35	45	35	45	35

        Duration of intervention: 7 years of amortization plus period of research.

        Amortization: In 14 half-yearly deferred payments, comprehensive of capital and interest, from the second half-yearly due date after the date of the effective conclusion of the research.

Conditions:

        The aforementioned intervention is subordinate to the acquisition of the anti-Mafia certification as per Law of 17thJanuary 1994 and Legislative Decree 8th August 1994, as well as supplemented by art. 15 of Law no. 135 of 23rdMay 1997, the conversion, with amendments, of bill no. 67 of 25thMarch 1997.

        In compliance with art. 12 of Ministerial Decree no. 954 of 8th August 1997, the company is given the faculty of requesting an advance, on condition that this is secured by a bank guarantee or insurance policy, for an amount equal to 20% of the Contribution to Expenditure.

/s/ V. Linardi V. Linardi	/s/ Laura Ferro Laura Ferro	/s/ Marco Giuliani Marco Giuliani

Procedure 8.8.1997	Attachment "C" to deed
B+CS, EUREKA, FORMAZIONE, PNR	Register no. 4863

LEGAL SPECIFICATIONS

OF THE AGREEMENTS AND CONDITIONS THAT FORM AN INTEGRAL PART OF THE
CONTRACTS OF FUNDING IN THE FORM OF SUBSIDIZED CREDIT AND/OR
CONTRIBUTION TO EXPENDITURE STIPULATED BY SANPAOLO IMI S.P.A. ("BANK")
FROM THE SPECIAL FUND FOR APPLIED RESEARCH

Patents

Art. I

        The "funded company" where it deems opportune in Italy and/or abroad to obtain industrial patents, deriving directly or indirectly from the performance of the programme in question, will do everything that is necessary for this purpose at its own exclusive expense.

Exemption of Responsibility

Art. II

        The "funded company" will operate in full autonomy and according to the rules of the laws and regulations in force, both national and Community, taking on the complete responsibility for the completion of the project; therefore the Bank and the Ministry for Universities and Scientific and Technological research will remain extraneous to any relationship however emerging with third parties in relation to the performance of the project, and they will be totally exempt from any responsibility for any damage or losses that may be attributed to activities directly or indirectly connected with the project.

Checks and Inspections

Art. III

        The Public Administration, the Community bodies, monitoring and assessment companies that may be appointed may arrange for verifications and checks aimed at ascertaining the respect of the national and Community laws, that the existing documentation meets the advancement of the costs, the correct use of the Community and national resources and that specific separate accounts are kept.

        In addition, the Bank may carry out, through its own trustees at the times and in the ways it will deem opportune, technical, accounting and administrative checks, as well as inspections of any kind connected with the project and with the industrialization of the results, it remaining agreed that, compatibly with the obligations of the law, the Bank will maintain the confidentiality in relation to the information and technical data acquired during the aforementioned inspections or which may however be notified by the "funded company" to the "Bank" necessary to protect the interests of the company.

        The "funded company" undertakes to provide all opportune assistance, placing at the disposal of the Bank the personnel, technical and accounting documentation, the instrumentation and anything else that may be necessary.

        The "funded company" is also obliged to forward, on the request of the Bank, the Financial Statements and Profit and Loss Accounts with the details of the individual items.

        In the event that the "funded company" fails to comply with the above obligations or the juridical, administrative, technical or economic situation of the "funded company" differs from that shown to the Bank on the time of granting the financing, the Bank will have the faculty of making use of the cancellation by right of the financing contract, with the consequences specified in the relative contractual article.

Payments and charges

Art. IV

        The amount of each payment however due to the Bank must in any case be net for the Bank of any possible charges.

        Any greater charge depending on taxes of any nature, direct or indirect, personal or real, present or future, that may however affect the Bank on the occasion or depending on the loan contract, as well as any possible harshening of existing fiscal charges, will be at the exclusive expense of the "funded company", which must at all times relieve and exonerate the Bank, providing it, including in advance, with the sum requested by Inland Revenue, save conducting, at its own expense, the formalities and objections that the "funded company" may deem grounded and in which the Bank will be entitled to be disinterested.

Replacement and recourse

Art. V

        The contracting parties waive exercising, in prejudice of the rights of the Bank, the right of replacement and the right of recourse due to them depending on the payments made for this and/or previous funding taken on and/or guaranteed, even by only one of these parties until the Bank is not completely satisfied in all its credit (for capital, interest, expenses and any other additional charge) deriving both from this and from previous contracts stipulated in accordance with Law 46/1982 (and subsequent amendments and additions) and Law 346/1988.

Default interest

Art. VI

        All sums due by the "funded company" and not paid will produce by full right default interest in favour of the Bank, at the rate agreed, which will take effect by full right without the need for any warning.

Early redemption

Art. VII

        The "funded company" is allowed to totally or partially redeem the funding in advance subordinately to the respect of the following conditions:

          a)    that the "funded company" has regularly satisfied all the obligations depending on the contract;

          b)    that the reimbursement has been made in money.

        In the event of partial redemption, the Bank will have the faculty of determining whether the amount of the redemption must be attributed to the payment of the last instalments of the funding (the half-yearly due dates remaining unchanged and the duration of the funding itself being reduced) or whether it must be attributed to a reduction of the number of half-yearly periods of amortization (the duration of the funding thus remaining unchanged).

        The partial redemption of the funding will not confer the right to the reduction or restriction of any guarantees stood; however, in the event that the Bank deems being able to grant it for this or for other reasons, it will be exclusively up to the Bank to establish, with its decision being final, all the conditions and means, without the obligation of notification to anyone.

Other causes of cancellation of the contract

Art. VIII

        As well as in the cases already expressly declared, as well as in the cases of non-fulfilment of the obligations on the "funded company" and in those laid down by the law in general, the Bank will also have the faculty of making use of the cancellation by right of the loan contract in the following cases:

          a)    the "funded company" issues untruthful declaration, documents or printouts;

          b)    failure by the "funded company" to present even only one of the technical and accounting printouts laid down in the contract within the terms established therein or in the forms prescribed therein, or infringement of the obligations of preparing and regularly keeping the technical and accounting evidentiary documentation;

          c)     cancellation of other funding operations connected with the "funded company" in accordance with Law no. 46/82 and subsequent additions and Law no. 346/88;

          d)    presentation by the "funded company" and/or any fidejussors of requests for procedures of receivership or settlement with creditors or proposals of disposal of assets to creditors;

          e)    declaration of bankruptcy, opening of the procedure of compulsory administrative winding-up, voluntary winding-up of the "funded company" and/or any fidejussors;

          f)     decrease of the general financial guarantee of the "funded company" and/or of any fidejussors;

          g)     termination or modification of the activity of the "funded company";

          h)    transformation or merger or incorporation of the "funded company" into other companies.

Joint and several liability and indivisibility of the contractual obligations

Art. IX

        All the obligations deriving from the contract are understood as taken by the "funded company" and by any guarantors jointly and severally and indivisibly for itself, its heirs and assignees.

Obligations of the "funded company" in the event of contestation

Art. X

        By express agreement between the parties, any contestation that may be raised by the "funded company" or that may arise in any case between the parties, may not suspend the obligation of the "funded company" to reimburse the sums due for the instalments of interest and amortization of the loan on the established dates, nor the other obligations taken on with the contract.

Territorially competent court of law

Art. XI

        For any disputes that may derive from the contract the Court of Rome will be exclusively competent.

National and Community law

Art. XII

        The "funded company" is obliged to observe national and Community law on environmental impact and equality of treatment of men and women at work.

        The "funded company" is also obliged to apply and have applied for its employees, throughout the duration of the funding, conditions that are not less than those resulting from the collective labour contracts of the category and area.

        In the event that any penalties are applied to the "funded company" for failure to observe the obligations as above (for example in accordance with art. 36, section three of Law no. 300 of 20th May 1970 and art. 3, section nine of Law no. 125 of 10th April 1991) and these were to consist of the revocation of the facility, this will produce the cancellation by right of the contract with the consequences specified in the relative contractual article.

Rome, 27th September 2000

Read, approved and signed

SANPAOLO IMI S.p.A.—ROME

/s/ Vincenzo Antonio Linardi Vincenzo Antonio Linardi
/s/ Laura Ferro Laura Ferro
/s/ Marco Giuliani Marco Giuliani

        The "funded company" under art. 1341 section two of the Civil Code, declares specifically approving the agreements as per articles I - II - III - IV - V - VI - VII - VIII - IX - X - XI and XII of these Legal Specifications.

/s/ Laura Ferro Laura Ferro

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  Exhibit 10.6